As filed with the Securities and Exchange Commission on July 29, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NRX Pharmaceuticals, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	2836	47-4116383
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

1201 Orange Street, Suite 600

Wilmington, Delaware 19801

(Address, including zip code, of Registrant’s principal executive offices)

NRX Pharmaceuticals, Inc. 2021 Omnibus Incentive Plan

(Full title of the plan)

Alessandra Daigneault

General Counsel and Secretary

1201 N. Market Street, Suite 111

Wilmington, Delaware 19801

(484) 254-6134

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David S. Huntington, Esq.

David A. Curtiss, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019–6064

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.001 per share	5,373,049 shares (2)	$17.44 (3)	$93,705,975	$10,224

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(2)	Consists of shares of common stock issuable in respect of awards to be granted under the NRX Pharmaceuticals, Inc. 2021 Omnibus Incentive Plan.
(3)

Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share was determined based on the average of the high and low prices of NRX Pharmaceutical Inc.’s common stock reported by the Nasdaq Global Market as of July 28, 2021.

EXPLANATORY NOTE

NRX Pharmaceuticals, Inc. (the “Company”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act to register 5,373,049 shares of its common stock, par value $0.001 per share (“Common Stock”) that are reserved for issuance upon exercise of options granted, or in respect of awards to be granted, under the Company’s 2021 Omnibus Incentive Plan (the “2021 Incentive Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2021 Incentive Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Commission but constitute, along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Form S-8, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Company Information and Employee Plan Annual Information.

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to NRX Pharmaceuticals, Inc., 1201 N. Market Street, Suite 111, Wilmington, Delaware 19801, Attention: General Counsel and Secretary, Email: adaigneault@nrxpharma.com.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Company are incorporated by reference in this Registration Statement:

1.

The Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act (File No.  333- 252479) on May 21, 2021, relating to the Company’s Registration Statement on Form S-4, as amended File No. 333- 252479), originally filed with the Commission on January 27, 2021 (as amended, including all exhibits thereto);

2.	The Company’s Current Reports on Form 8-K filed with the Commission on May 24, 2021 and May 28, 2021;

3.

The description of the Company’s Class A common stock set forth in the Company’s Registration Statement on Form S-1 (Registration No. 333-257438) initially filed with the Commission on July 12, 2021 (as amended, including all exhibits thereto) (the “S-1 Registration Statement”), and any amendment or report filed for the purpose of updating any such description; and

In addition, all reports and documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents, except as to specific sections of such reports and documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by applicable law, a director will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. In addition, our amended and restated certificate of incorporation also provides that we will indemnify each director and officer and may indemnify employees and agents, as determined by our board, to the fullest extent provided by the laws of the State of Delaware. The foregoing statements are subject to the detailed provisions of Section 145 of the Delaware General Corporation Law and our amended and restated certificate of incorporation and by-laws.

Section 102 of the Delaware General Corporation Law permits the limitation of directors’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under Section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit.

Reference is made to Item 9 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

We currently maintain insurance policies which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the Company.

We have entered into an indemnification agreement with each of our executive officers and directors that provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibits

3.1	Second Amended and Restated Certificate of Incorporation of NRX Pharmaceuticals, Inc. (incorporated by reference from Exhibit 3.1to NRX Pharmaceuticals, Inc.’s Current Report on Form 8-K filed on May 24, 2021).

3.2	Second Amended and Restated Bylaws of NRX Pharmaceuticals, Inc. (incorporated by reference from Exhibit 3.2 to NRX Pharmaceuticals, Inc.’s Current Report on Form 8-K filed on May 24, 2021).

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to legality of the common stock.

10.1	NRX Pharmaceuticals, Inc. 2021 Omnibus Incentive Plan (incorporated by reference from Exhibit 10.22 to NRX Pharmaceuticals, Inc.’s Registration Statement on Form S-4 originally filed on January 27, 2021).

23.1*	Consent of KPMG LLP, independent registered public accounting firm.

23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 to this Registration Statement).

24.1*	Powers of Attorney (included on signature pages of this Part II).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, NRX Pharmaceuticals, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Wilmington, State of Delaware, on July 29, 2021.

NRX PHARMACEUTICALS, INC.

By:	/s/ Jonathan C. Javitt
Name: Jonathan C. Javitt
Title: Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Alessandra Daigneault and Michael Kunz, acting singly, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement and Power of Attorney have been signed on July 29, 2021, by the following persons in the capacities indicated.

Signature	Title

/s/ Jonathan C. Javitt Jonathan C. Javitt	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

/s/ William Fricker William Fricker	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Sherry A. Glied Sherry A. Glied	Director

/s/ Patrick J. Flynn Patrick J. Flynn	Director

Signature	Title

/s/ Daniel Troy Daniel Troy	Director

/s/ Aaron Gorovitz Aaron Gorovitz	Director

/s/ Chaim Hurvitz Chaim Hurvitz	Director